Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

OM GROUP ANNOUNCES RETIREMENT PLANS

OF CHIEF FINANCIAL OFFICER KENNETH HABER

— Company Retains Heidrick & Struggles To Conduct National Search —

CLEVELAND – June 28, 2011 – OM Group, Inc. (NYSE: OMG) today announced that Kenneth Haber, the company’s chief financial officer, has informed the company of his decision to retire in order to pursue personal interests. Haber, 60, has served as chief financial officer on a permanent basis since 2006 after joining the company as its interim CFO in 2005. Haber will continue in his current capacity until a successor has been named and transitioned into the role.

“On behalf of the Board of Directors and my fellow colleagues, I want to recognize Ken for his dedicated service and commitment to OMG over the past five years,” said Joseph Scaminace, chairman and chief executive officer. “With Ken’s guidance and assistance, OM Group was able to instill a rigorous and disciplined planning and budgeting process throughout the organization, as well as create the financial flexibility and strong balance sheet needed to effect our growth strategy. While Ken leaves ‘big shoes’ to fill, I am confident that OM Group will not miss a beat in its performance or in its zeal to unlock even greater shareholder value thanks, in large part, to the foundation Ken helped us lay.”

“It has been a privilege to work with Joe and the team at OM Group, and I thank all of my colleagues for their support and friendship during my time with the company,” said Haber. “I have always planned to retire at an age when I was still able to actively enjoy time with my family and a wide range of personal and community interests. Based on the strength of the company’s results through the first quarter of 2011 and its positive outlook as it enters a new era of sustainable growth, I believe now is the right time for the company and for me personally to pursue an orderly transition of the CFO position.”

OM Group has retained Heidrick & Struggles, the international executive search firm, to assist with the succession process. Given the confidential nature of this process – that is expected to include both internal and external candidates – the company will have no further comment until it is ready to announce its new CFO out of fairness to all involved.

ABOUT OM GROUP, INC.

OM Group, Inc. is a leading global solutions provider of specialty chemicals, advanced materials, electrochemical energy storage, and unique technologies crucial to enabling our customers to meet increasingly stringent market and application requirements. The company serves a wide variety of sectors, including rechargeable batteries, electronic devices, cutting tools, petrochemical catalysts, electronics manufacturing, industrial coatings, defense, aerospace, and medical devices. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia and Africa. For more information, visit the company’s Web site at http://www.omgi.com/.

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CONTACT: Troy Dewar, director, investor relations, +1-216-263-7765